Exhibit 16.1

November 6, 2007

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-2001

Gentlemen:

On November 6, 2007, S. W. Hatfield, CPA (Firm) received a draft copy of a Form 8-K to be filed by Commoncache, Inc. (Company) (SEC File #333-70868, CIK #1160217) reporting an Item 4.01 - Change in Registrant’s Certifying Accountant and our termination as auditor for the Company, effective October 31, 2007.

We note that this document draft was the first communication the Firm received related to this matter.

We have no disagreements with the statements made in the Form 8-K,  Item 4.01 disclosures filed on November 6, 2007.

Yours truly,

/s/ S. W. Hatfield, CPA
S. W. Hatfield, CPA
Dallas, Texas